[GRAPHIC OMITTED}
MANNING ELLIOTT LETTER HEAD


                                                                    Exhibit 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Global Share Option Plan and the 2005 U.S. Stock Option and Incentive Plan of Brainstorm Cell Therapeutics Inc. (formerly Golden Hand Resources Inc.) of our dual dated report of May 26, 2004 and November 16, 2004, with respect to the financial statements of Brainstorm Cell Therapeutics Inc. included in its Annual Report (Form 10-KSB) for the year ended March 31, 2005 filed with the Securities and Exchange Commission.


/s/ "Manning Elliott LLP"


CHARTERED ACCOUNTANTS

Vancouver, Canada

February 15, 2006